--------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
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                                                      Estimated  average  burden
                                                      hours per response......11
                                                      --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              Serena Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    817492101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 March 10, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 2 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P. (U.S.), L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================



                               Page 3 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================



                               Page 4 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 5 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Saurabh K. Mittal
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            India
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 6 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================



                               Page 7 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 8 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 9 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 10 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 11 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 12 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Cayman Islands
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 13 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================



                               Page 14 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================



                               Page 15 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 16 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 17 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 18 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 19 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 20 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 21 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 22 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 23 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 24 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 25 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 26 of 42 Pages

                                       13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           7
        NUMBER OF                  -0-
                       ------------=============================================
         SHARES                    SHARED VOTING POWER
      BENEFICIALLY         8
        OWNED BY                   -0-
                       ------------=============================================
          EACH                     SOLE DISPOSITIVE POWER
                           9
        REPORTING                  -0-
       PERSON WITH     ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           10
                                   -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 27 of 42 Pages

         This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on January 19, 2006 (collectively, with all amendments thereto, the "Schedule 13D")

         Preliminary Note: As reported by the Company in its Form 8-K filed on March 16, 2006 with the Securities and Exchange Commission, on March 10, 2006, Spyglass Merger Corp. ("Spyglass") was merged with and into Serena Software, Inc. (the "Company") pursuant to the Agreement and Plan of Merger by and between the Company and Spyglass (the "Merger Agreement"), dated as of November 11, 2005. Pursuant to the terms of the Merger Agreement, all existing shares of the Company's common stock (the "Shares") were converted into the right to receive $24.00 in cash.

Item 3.  Source And Amount Of Funds And Other Consideration
------   --------------------------------------------------

         Item 3 of the Schedule 13D is amended and supplemented as follows:

         The net investment cost (including commissions) for the Shares acquired by each of the Funds and the Managed Accounts since the filing of the prior
Schedule 13D is set forth below:

          Entity              Shares Acquired    Approximate Net Investment Cost
          ------              ---------------    -------------------------------
          Noonday Fund            4,500                  $106,300
          FCP                   105,300                $2,487,472
          FCIP                   48,000                $1,133,891
          FCIP II                 4,500                  $106,298
          FCIP III                2,600                   $61,420
          Tinicum                 2,600                   $61,420
          FCOI II                69,700                $1,646,505
          Managed Accounts      157,000                $3,708,772

Item 5.  Interest In Securities Of  The Issuer
------   -------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The Funds
                  ---------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Fund is incorporated herein by reference for each such Fund.

                  (c) The trade dates, number of Shares purchased, sold or disposed of and the price per Share (including commissions) for all purchases, sales and dispositions of the Shares by the Funds in the past 60 days are set forth on Schedules A-G hereto and are incorporated herein by reference. All such






                              Page 28 of 42 Pages
                           purchases were open market purchases and all of such dispositions were effected pursuant to the Merger Agreement.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e) As of March 10, 2006, the Reporting Persons are not the beneficial owners of any Shares.

         (b)      The Noonday Sub-adviser Entities
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Sub-adviser Entity is incorporated herein by reference for each such Noonday Sub-adviser Entity.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser, and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e) As of March 10, 2006, the Reporting Persons are not the beneficial owners of any Shares.




                              Page 29 of 42 Pages

         (c)      The Noonday Individual Reporting Persons
                  ----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Individual Reporting Person is incorporated herein by reference for each such Noonday Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e) As of March 10, 2006, the Reporting Persons are not the beneficial owners of any Shares.

         (d)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) The trade dates, number of Shares purchased, sold or disposed of and the price per Share (including commissions) for all purchases, sales and dispositions of the Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule H hereto and are incorporated herein by reference. All such purchases were open market purchases and all of such dispositions were effected pursuant to the Merger Agreement.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The







                              Page 30 of 42 Pages

                           Farallon Individual Reporting Persons are managing members of the Management Company.

                  (e) As of March 10, 2006, the Reporting Persons are not the beneficial owners of any Shares.

         (e)      The Farallon General Partner
                  ----------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e) As of March 10, 2006, the Reporting Persons are not the beneficial owners of any Shares.

         (f)      The Farallon Individual Reporting Persons
                  -----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The






                              Page 31 of 42 Pages

                           Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e) As of March 10, 2006, the Reporting Persons are not the beneficial owners of any Shares.

         The Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The First Noonday
Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and the Managed Accounts, may be deemed to be the beneficial owners of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts. The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Management Company and the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. Each of the Noonday Sub-adviser Entities, the Farallon General Partner, the Management Company and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.









                              Page 32 of 42 Pages

                                   SIGNATURES
                                   ----------


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 20, 2006


                   /s/ Monica R. Landry
                   ----------------------------------------
                   NOONDAY CAPITAL, L.L.C.,
                   On its own behalf
                   and as the General Partner of
                   NOONDAY ASSET MANAGEMENT, L.P.
                   By Monica R. Landry,
                   Attorney-in-fact


                   /s/ Monica R. Landry
                   -----------------------------------
                   NOONDAY G.P. (U.S.), L.L.C.
                   By Monica R. Landry,
                   Attorney-in-fact


                   /s/ Monica R. Landry
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   On its own behalf,
                   as the General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
                   FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                   and as the Managing Member of
                   NOONDAY CAPITAL PARTNERS, L.L.C.
                   By Monica R. Landry,
                   Managing Member


                   /s/ Monica R. Landry
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.
                   By Monica R. Landry,
                   Managing Member






                              Page 33 of 42 Pages

                   /s/ Monica R. Landry
                   ---------------------------------------
                   Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly

         The Powers of Attorney executed by Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Ding and Schrier authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Powers of Attorney executed by Ellwein and Patel authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference.





                              Page 34 of 42 Pages

                                   SCHEDULE A
                                   ----------

                        NOONDAY CAPITAL PARTNERS, L.L.C.
                        --------------------------------


                                  NO. OF SHARES
                                   PURCHASED (P)                      PRICE
            TRADE DATE            OR DISPOSED (D)                 PER SHARE ($)
            ------------        -------------------              ---------------

             1/19/2006               800 (P)                        $23.61
             1/19/2006             1,100 (P)                        $23.62
             1/19/2006               500 (P)                        $23.61
             1/20/2006               100 (P)                        $23.57
             1/20/2006             2,000 (P)                        $23.63
             3/10/2006            44,000 (D)                        $24.00*



















*Pursuant to the terms of the Merger  Agreement (as described in the Preliminary
Note), all existing Shares of the Company's common stock were converted into the right to receive $24.00 in cash.




                              Page 35 of 42 Pages

                                   SCHEDULE B
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------



                                 NO. OF SHARES
                                   PURCHASED (P)                      PRICE
            TRADE DATE            OR DISPOSED (D)                 PER SHARE ($)
            ------------        -------------------              ---------------

             1/19/2006            30,800 (P)                        $23.61
             1/19/2006            12,800 (P)                        $23.62
             1/19/2006            14,000 (P)                        $23.62
             1/20/2006               600 (P)                        $23.57
             1/20/2006               700 (P)                        $23.57
             1/20/2006            22,300 (P)                        $23.63
             1/20/2006            24,100 (P)                        $23.63
             3/10/2006           881,800 (D)                        $24.00*

























*Pursuant to the terms of the Merger  Agreement (as described in the Preliminary
Note), all existing Shares of the Company's common stock were converted into the right to receive $24.00 in cash.




                              Page 36 of 42 Pages

                                   SCHEDULE C
                                   ----------

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------



                                  NO. OF SHARES
                                   PURCHASED (P)                      PRICE
            TRADE DATE            OR DISPOSED (D)                 PER SHARE ($)
            ------------        -------------------              ---------------

             1/19/2006            14,000 (P)                        $23.61
             1/19/2006             6,300 (P)                        $23.62
             1/19/2006             5,900 (P)                        $23.62
             1/20/2006               300 (P)                        $23.57
             1/20/2006               300 (P)                        $23.57
             1/20/2006            10,300 (P)                        $23.63
             1/20/2006            10,900 (P)                        $23.63
             3/10/2006           480,500 (D)                        $24.00*





















*Pursuant to the terms of the Merger  Agreement (as described in the Preliminary
Note), all existing Shares of the Company's common stock were converted into the right to receive $24.00 in cash.




                              Page 37 of 42 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------



                                 NO. OF SHARES
                                   PURCHASED (P)                      PRICE
            TRADE DATE            OR DISPOSED (D)                 PER SHARE ($)
            ------------        -------------------              ---------------

             1/19/2006             1,700 (P)                        $23.61
             1/19/2006               600 (P)                        $23.62
             1/19/2006               800 (P)                        $23.62
             1/20/2006               700 (P)                        $23.63
             1/20/2006               700 (P)                        $23.63
             3/10/2006            88,000 (D)                        $24.00*
























*Pursuant to the terms of the Merger  Agreement (as described in the Preliminary
Note), all existing Shares of the Company's common stock were converted into the right to receive $24.00 in cash.





                              Page 38 of 42 Pages

                                   SCHEDULE E
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------



                                 NO. OF SHARES
                                   PURCHASED (P)                      PRICE
            TRADE DATE            OR DISPOSED (D)                 PER SHARE ($)
            ------------        -------------------              ---------------

             1/19/2006             1,000 (P)                      $23.61
             1/20/2006               700 (P)                      $23.63
             1/20/2006               900 (P)                      $23.63
             3/10/2006            56,900 (D)                      $24.00*





















*Pursuant to the terms of the Merger  Agreement (as described in the Preliminary
Note), all existing Shares of the Company's common stock were converted into the right to receive $24.00 in cash.




                              Page 39 of 42 Pages

                                   SCHEDULE F
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ----------------------



                                  NO. OF SHARES
                                   PURCHASED (P)                      PRICE
            TRADE DATE            OR DISPOSED (D)                 PER SHARE ($)
            ------------        -------------------              ---------------

            1/19/2006                100 (P)                        $23.61
            1/19/2006                300 (P)                        $23.62
            1/19/2006                200 (P)                        $23.61
            1/19/2006                200 (P)                        $23.61
            1/19/2006                300 (P)                        $23.61
            1/19/2006                400 (P)                        $23.62
            1/20/2006                400 (P)                        $23.63
            1/20/2006                700 (P)                        $23.63
            3/10/2006             27,000 (D)                        $24.00*






















*Pursuant to the terms of the Merger  Agreement (as described in the Preliminary
Note), all existing Shares of the Company's common stock were converted into the right to receive $24.00 in cash.





                              Page 40 of 42 Pages

                                   SCHEDULE G
                                   ----------


                  FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                  --------------------------------------------



                                 NO. OF SHARES
                                   PURCHASED (P)                      PRICE
            TRADE DATE            OR DISPOSED (D)                 PER SHARE ($)
            ------------        -------------------              ---------------

            1/19/2006             20,200 (P)                        $23.61
            1/19/2006              8,400 (P)                        $23.62
            1/19/2006              9,100 (P)                        $23.62
            1/20/2006                400 (P)                        $23.57
            1/20/2006                500 (P)                        $23.57
            1/20/2006             14,900 (P)                        $23.63
            1/20/2006             16,200 (P)                        $23.63
            3/10/2006            818,422 (D)                        $24.00*





















*Pursuant to the terms of the Merger  Agreement (as described in the Preliminary
Note), all existing Shares of the Company's common stock were converted into the right to receive $24.00 in cash.




                              Page 41 of 42 Pages

                                   SCHEDULE H
                                   ----------

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------



                                 NO. OF SHARES
                                   PURCHASED (P)                      PRICE
            TRADE DATE            OR DISPOSED (D)                 PER SHARE ($)
            ------------        -------------------              ---------------

            1/19/2006             41,700 (P)                        $23.61
            1/19/2006             17,500 (P)                        $23.62
            1/19/2006             19,000 (P)                        $23.62
            1/20/2006              1,000 (P)                        $23.57
            1/20/2006              1,000 (P)                        $23.57
            1/20/2006            31,400  (P)                        $23.63
            1/20/2006             34,000 (P)                        $23.63
            3/10/2006          1,291,671 (D)                        $24.00*

            1/19/2006              2,300 (P)                        $23.61
            1/19/2006              1,200 (P)                        $23.61
            1/19/2006              3,000 (P)                        $23.62
            1/20/2006              4,800 (P)                        $23.63
            1/20/2006                100 (P)                        $23.57
            3/10/2006             95,000 (D)                        $24.00*













*Pursuant to the terms of the Merger  Agreement (as described in the Preliminary
Note), all existing Shares of the Company's common stock were converted into the right to receive $24.00 in cash.




                              Page 42 of 42 Pages